Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

EXCERPT OF ITEM (3) OF THE MINUTES OF THE 135th MEETING OF THE

BOARD OF DIRECTORS HELD ON AUGUST 10, 2016

As Secretary of the meeting of the Board of Directors, I hereby CERTIFY that item (3) of the Minutes of the 135th Meeting of the Board of Directors of Oi S.A. – In Judicial Reorganization, held on August 10, 2016 at 10:00 am at Praia de Botafogo No. 300, 11th floor, room 1101, Botafogo, in the City and State of Rio de Janeiro reads as follows:

“Moving to item (3) of the Agenda, Mr. Francisco Santanna presented the proposal for the formation of CONSÓRCIO REDE INFOSUS III, in connection with the procurement, by the Ministry of Health, of telecommunications services in order to interconnect Health Units, including the Department of Health, Mobile First-Aid Service (Serviço de Atendimento Móvel de Saúde – SAMU) and others, through an MPLS and IP Data Communication Network, including access to the global computer network (Internet), access and data security and monitoring. The estimated time period of the contract is 60 (sixty) months and the Consortium will be comprised of the Company, with a 7.5% (seven point five percent) share, Telemar Norte Leste S.A. – In Judicial Reorganization, with an 11.5% (eleven point five percent) share, Claro S.A., leader of the consortium, with a 76% (seventy-six percent) share, and PRIMESYS S.A. with 5% (five per cent) share. After clarification of issues raised by the members, the proposal for the formation of the consortium was approved unanimously and recorded by the Secretary of the Board.”

A majority of the Board of Directors were present and affixed their signatures: José Mauro M. Carneiro da Cunha, Ricardo Malavazi Martins, Thomas Reichenheim, Rafael Luís Mora Funes, André Cardoso de M. Navarro, Pedro Z. Gubert Morais Leitão, João Manuel Pisco de Castro and Luís Maria Viana Palha da Silva.

Rio de Janeiro, August 10, 2016.

José Augusto da Gama Figueira

Secretary